Filed Pursuant to Rule 424(b)(3)
Registration No. 333-90772

$1,041,600,100 (Approximate)

SEQUOIA MORTGAGE TRUST 10

Mortgage Pass-Through Certificates

SEQUOIA RESIDENTIAL FUNDING, INC.
Depositor

May 13, 2003

SECURITY	PRICE PAID	PRICE RECEIVED

Sequoia Mortgage Trust 10 Class B-4 Certificates	69.91457%	77.67240%

     The above referenced securities are being sold by Redwood Trust, Inc., parent of the Depositor, at the prices set forth above to Acacia CDO 2, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Acacia 2”) for pledge by it to Wells Fargo Bank Minnesota, National Association, as Trustee under an Indenture dated as of April 1, 2003, among Acacia 2, Acacia CDO 2, Inc. and the Trustee.

Company Contact
Andrew Sirkis
(415) 389-7373
andy@redwoodtrust.com

The prospectus supplement dated September 24, 2002, should be read in its entirety by anyone considering an investment in the Securities being offered by Redwood Trust, Inc.
Consider carefully the risk factors beginning on page S-10 of the prospectus supplement.

The investments referred to above are not insured or guaranteed by any governmental agency. Offers of these Securities are made by prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved these securities or determined if the prospectus supplement dated September 24, 2002 or this prospectus supplement are accurate or complete. Any representation to the contrary is a criminal offense.

Supplement dated May 13, 2003
to the Prospectus Supplement dated September 24, 2002